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                                                                    EXHIBIT 99.3
[RGA LOGO]


                                                           NEWS

                                                For further information, contact
                                                Jack B. Lay
                                                Executive Vice President and
                                                Chief Financial Officer
                                                636/736-7439

FOR IMMEDIATE RELEASE


                 REINSURANCE GROUP OF AMERICA BOARD OF DIRECTORS
                     POSTPONES SPECIAL SHAREHOLDERS' MEETING


         St. Louis, Missouri, August 30, 1999 -- Reinsurance Group of America, Incorporated (NYSE: RGA, RGA.A) announced today that its Board of Directors has postponed the special shareholders' meeting originally scheduled Wednesday, September 1, 1999. The meeting will now be held Tuesday, September 14, 1999.

         The company has postponed the meeting in connection with the circulation of a proxy statement supplement to its shareholders. The purpose of the proxy supplement is to appropriately disclose to all shareholders the recently announced sale of GenAmerica Corporation to MetLife. The terms of the conversion remain unchanged. GenAmerica beneficially owns approximately 53 percent of all outstanding shares of RGA.

         The special shareholders' meeting was called to vote on the proposed recapitalization amendment to RGA's Restated Articles of Incorporation that would convert all of RGA's non-voting common stock into voting common stock. Under the amendment, each share of RGA's non-voting common stock would be automatically converted into .97 shares of its voting common stock. RGA feels that converting the non-voting common stock into voting common stock is in the best interests of all shareholders as it will simplify the company's capital structure and create a more liquid trading market for its stock.



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         Reinsurance Group of America, Incorporated, through its subsidiaries,
RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies or branch offices in Argentina, Australia, Barbados, Bermuda, Chile, Hong Kong, Japan, Taiwan, South Africa, Spain and the United Kingdom. Worldwide, the Company has nearly $390 billion of life reinsurance in force and assets of $6.4 billion. General American Life Insurance Company owns approximately 64 percent of RGA's outstanding shares of voting common stock and approximately 53 percent of all outstanding shares.

         This press release shall not constitute an offer to sell or the solicitation of any offer to buy any security.

         Statements in this press release regarding Reinsurance Group of America, Incorporated's business and the trading of its securities which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward-Looking and Cautionary Statements" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.
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